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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


                                October 26, 2001
                Date of report (Date of earliest event reported)


                               G & L REALTY CORP.
                               ------------------
               (Exact name of registrant as specified in charter)

              Maryland                      1-12566                   95-4449388
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   (State or Other Jurisdiction of     (Commission File      (IRS Employer Identification
            Incorporation                   Number                       No.)

              439 N. Bedford Drive, Beverly Hills, California 90210
              -----------------------------------------------------
               (Address of principal executive offices) (Zip code)

        Registrant's telephone number including area code: (310) 273-9930


                                 Not applicable.
                       ----------------------------------
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

On October 26, 2001, the Company announced that its board of directors, based on the recommendation of the special committee of the board of directors, has approved an amendment to the agreement and plan of merger dated May 10, 2001 between the Company and a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz pursuant to which shareholders will receive an increased purchase price of $13 per share from $12 per share. The special committee's recommendation was based on both the increased offer price and the growing concerns of the special committee as to the intention and ability of Lyle Weisman and his associates (the "Weisman Group") to consummate a transaction.

On October 29, 2001, the Company announced the completion of the merger of the Company with a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz. Under the terms of the merger agreement, as amended, each share of the Company's common stock, other than certain shares held by Daniel M. Gottlieb and Steven D. Lebowitz, has been converted into the right to receive $13 in cash. Following the merger, the Company's common stock was delisted from the New York Stock Exchange.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit        Description
No.

99.1           Press release issued by G&L Realty Corp. on October 26, 2001.

99.2           Press release issued by G&L Realty Corp. on October 29, 2001.

99.3 Amendment No. 2 to the Agreement and Plan of Merger dated as of May 10, 2001, by and between G&L Acquisition, LLC and G&L Realty Corp.

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SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          G & L REALTY CORP.

                                          By: /s/ David E. Hamer
                                              --------------------------
                                              David E. Hamer
                                              Chief Accounting Officer

DATED: October 31, 2001